Exhibit 4.1

SHAREHOLDER RIGHTS PLAN AGREEMENT

Between

COTT CORPORATION

(the “Corporation”)

- and -

COMPUTERSHARE INVESTOR SERVICES INC.

(the “Rights Agent”)

Dated as of May 1, 2018

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Certain Definitions	2
1.2	Currency	14
1.3	Number and Gender	14
1.4	Headings	14
1.5	Calculation of Beneficial Ownership of Outstanding Common Shares	14
1.6	Acting Jointly and in Concert	14
1.7	Convertible Securities	15

ARTICLE 2 THE RIGHTS		15
2.1	Issuance and Evidence of Rights	15
2.2	Initial Exercise Price; Exercise of Rights; Detachment of Rights	16
2.3	Adjustments to Exercise Price; Number of Rights	19
2.4	Date on Which Exercise is Effective	23
2.5	Execution, Authentication, Delivery and Dating of Rights Certificates	24
2.6	Registration, Transfer and Exchange	24
2.7	Mutilated, Destroyed, Lost and Stolen Rights Certificates	25
2.8	Persons Deemed Owners	26
2.9	Delivery and Cancellation of Certificates	26
2.10	Agreement of Rights Holders	26
2.11	Rights Certificate Holder not Deemed a Shareholder	27

ARTICLE 3 ADJUSTMENTS TO THE RIGHTS		28
3.1	Flip-In Event	28

ARTICLE 4 THE RIGHTS AGENT		29
4.1	General	29
4.2	Merger or Amalgamation or Change of Name of Rights Agent	30
4.3	Duties of Rights Agent	31
4.4	Change of Rights Agent	33

ARTICLE 5 MISCELLANEOUS		34
5.1	Redemption of Rights	34
5.2	Waiver of Flip-In Events	35
5.3	Fiduciary Duties of the Directors	36
5.4	Expiration	36
5.5	Issuance of New Rights Certificates	36
5.6	Supplements and Amendments	36
5.7	Fractional Rights and Fractional Common Shares	38
5.8	Rights of Action	38
5.9	Notice of Proposed Actions	39
5.10	Notices	39
5.11	Declaration as to Non-Canadian Holders	40
5.12	Costs of Enforcement	40
5.13	Successors	41
5.14	Benefits of this Agreement	41

(i)

5.15	Governing Law	41
5.16	Language	41
5.17	Severability	41
5.18	Effective Date	41
5.19	Reconfirmation	42
5.20	Determination and Actions by the Board of Directors	42
5.21	Time of the Essence	42
5.22	Execution In Counterparts	42

(ii)

SHAREHOLDER RIGHTS PLAN AGREEMENT

SHAREHOLDER RIGHTS PLAN AGREEMENT, dated as of the 1st day of May, 2018 between Cott Corporation, a corporation existing under the laws of Canada (the “Corporation”) and Computershare Investor Services, Inc., a corporation existing under the laws of Canada (the “Rights Agent”, which term will include any successor Rights Agent under this Agreement);

RECITALS:

1.	The Board of Directors has determined it is advisable and in the best interests of the Corporation to adopt a shareholder rights plan agreement (the “Rights Plan”) to ensure, to the extent possible, that all shareholders of the Corporation are treated fairly in connection with any take-over offer for the Corporation.

2.	In order to implement the Rights Plan, the Board of Directors has confirmed its authorization and issuance of:

(a)	one Right (as defined below) in respect of each Common Share (as defined below) outstanding at the Record Time (as defined below), effective as at the close of business (as defined below) on the Record Date (as defined below);

(b)	one Right in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time (as defined below) and the Expiration Time (as defined below); and

(c)	the Rights Certificates (as defined below) to the holders of Rights pursuant to the terms and subject to the conditions set out in this Agreement.

3.	Each Right entitles the holder of the Right, after the Separation Time, to purchase securities of the Corporation pursuant to the terms and subject to the conditions set out in this Agreement.

4.	The Corporation desires to appoint the Rights Agent to act on behalf of the Corporation and the holders of Rights, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates, the exercise of Rights and other matters referred to in this Agreement.

NOW THEREFORE, in consideration of the respective covenants and agreements set out in this Agreement, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Certain Definitions

For purposes of this Agreement, the following terms have the meanings indicated:

(a)	“Acquiring Person” means any Person who is the Beneficial Owner of 20% or more of the outstanding Common Shares; provided, however, that the term “Acquiring Person” will not include:

(i)	the Corporation or any Subsidiary of the Corporation;

(ii)	any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of one or any combination of:

(A)	a Voting Share Reduction,

(B)	a Permitted Bid Acquisition,

(C)	an Exempt Acquisition,

(D)	a Pro Rata Acquisition, or

(E)	a Convertible Security Acquisition;

in each such case, until such time thereafter as such Person shall become the Beneficial Owner (otherwise than pursuant to any one or more of a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition, a Pro-Rata Acquisition, or a Convertible Security Acquisition) of additional Voting Shares constituting more than 1% of the Voting Shares then outstanding, in which event such Person shall become an Acquiring Person as of the date and time of acquisition of such additional Voting Shares;

(iii)	for a period of 10 days after the Disqualification Date (as defined below), any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of that Person becoming disqualified from relying on Section 1.1(e)(iii)(B) of the definition of Beneficial Owner solely because that Person makes or announces a current intention to make a Take-over Bid, either alone or by acting jointly or in concert with any other Person. For the purposes of this definition, “Disqualification Date” means the first date of public announcement that any Person is making or has announced an intention to make a Take-over Bid; or

(iv)	an underwriter or member of a banking or selling group that becomes the Beneficial Owner of 20% or more of the Voting Shares in connection with a distribution of securities;

(b)	“Affiliate” when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, that specified Person;

(c)	“Agreement” means this shareholder rights plan agreement, as amended and supplemented from time to time;

(d)	“Associate” when used to indicate a relationship with a specified Person, means any relative of that specified Person who has the same home as that specified Person, or any person to whom that specified Person is married, or any person with whom that specified Person is living in a conjugal relationship outside marriage, or any relative of that spouse or other person who has the same home as that specified Person;

(e)	A Person will be deemed the “Beneficial Owner” of, and to have “Beneficial Ownership” of, and to “Beneficially Own”:

(i)	any securities of which that Person or any of that Person’s Affiliates or Associates is the owner at law or in equity;

(ii)	any securities which that Person or any of that Person’s Affiliates or Associates has the right to acquire (where the right is exercisable within a period of 60 days, whether or not on condition or the happening of any contingency or the making of any payment) upon the exercise, conversion or exchange of any Convertible Securities or pursuant to any agreement, arrangement, pledge or understanding, including but not limited to any lock-up agreement or similar agreement, arrangement or understanding that is not a Permitted Lock-Up Agreement) whether or not in writing (other than (A) customary agreements with and between underwriters and banking or selling group members with respect to a distribution of securities and (B) pledges of securities in the ordinary course of the pledgee’s business); or

(iii)	any securities which are Beneficially Owned within the meaning of Sections 1.1(e)(i) and 1.1(e)(ii) by any other Person with whom that Person is acting jointly or in concert;

provided, however, that a Person will not be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security:

(A)	because that security has been deposited or tendered, or the holder of that security has agreed pursuant to a Permitted Lock-Up Agreement to deposit or tender that security, pursuant to a Take- over Bid made by that Person or any of that Person’s Affiliates or Associates or any other person acting jointly or in concert with that Person until the deposited or tendered security is taken up or paid for, whichever occurs first;

(B)	if (1) the ordinary business of that Person (the “Investment Manager”) includes the management of mutual funds or investment funds for others and the Investment Manager holds that security in the ordinary course of such business for the account of any other Person, including non- discretionary accounts held on behalf of a client by a broker or dealer registered under applicable laws, or (2) that Person (the “Investment Trust”) is licensed to carry on the business of a trust under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons or in relation to other accounts and is acting in the ordinary course of those duties for the estate of the deceased or incompetent Person or for those other accounts, or (3) that Person (the “Plan Trustee”) is the administrator or trustee of one or more pension funds or plans (each, a “Plan”) registered under applicable laws or is a Plan and holds that security for the purposes of its activities as such, or (4) that Person is established by statute for purposes that include, and the ordinary business or activity of that Person (the “Statutory Body”) includes, the management of investment funds for employee benefit plans, pension plans, insurance plans of various public bodies, and holds that security for the purposes of its activities as such, or (5) that Person is a Crown agent or agency; provided, in any of the above cases, that the Investment Manager, the Investment Trust, the Plan Trustee, the Plan, the Statutory Body or the Crown agent or agency, as the case may be, is not making and has not announced a current intention to make a Take- over Bid, other than an Offer to Acquire Common Shares or other securities pursuant to a distribution by the Corporation or by means of ordinary market transactions (including prearranged trades entered into in the ordinary course of business of that Person) executed through the facilities of a stock exchange or organized over-the-counter market, alone or acting jointly or in concert with any other Person;

(C)	because that Person (1) is a client of the same Investment Manager as another Person on whose account the Investment Manager holds that security, or (2) has an account of the same Investment Trust as another Person on whose account the Investment Trust holds that security, or (3) is a Plan and has a Plan Trustee who is also a Plan Trustee for another Plan on whose account the Plan Trustee holds that security;

(D)	because that Person (1) is a client of an Investment Manager and that security is owned at law or in equity by the Investment Manager, or (2) has an account of an Investment Trust and that security is owned at law or in equity by the Investment Trust, or (3) is a Plan and that security is owned at law or in equity by the Plan Trustee; or

(E)	because that Person is the registered holder of securities as a result of carrying on the business of, or acting as a nominee of, a securities depositary agency;

(f)	“Board of Directors” means the board of directors of the Corporation from time to time;

(g)	“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated by law to close;

(h)	“close of business” on any given date means the time on that date (or, if that date is not a Business Day, the time on the next succeeding Business Day) at which the office of the transfer agent for the Common Shares in Toronto, Ontario (or, after the Separation Time, the office of the Rights Agent in Toronto, Ontario) is closed to the public;

(i)	“Common Shares” means the common shares in the capital of the Corporation;

(j)	“Competing Permitted Bid” means a Take-over Bid that:

(i)	is made after a Permitted Bid or another Competing Permitted Bid has been made and prior to the expiry of that Permitted Bid or Competing Permitted Bid (in this definition, the “Prior Bid”);

(ii)	satisfies all the provisions of the definition of a Permitted Bid, other than the requirements set out in Subclauses 1.1(hh)(ii)(A) and 1.1(hh)(ii)(D) of the definition of Permitted Bid; and

(iii)	contains, and the take-up and payment for securities tendered or deposited under the Take-over Bid are subject to, irrevocable and unqualified conditions that:

(A)	no Common Shares shall be taken up or paid for pursuant to that Take-over Bid (x) prior to the close of business on a date that is not earlier than the later of the last day on which the Take-over Bid must be open for acceptance after the date of that Take-over Bid under applicable Canadian provincial securities legislation and the earliest date on which Common Shares may be taken up or paid for under any Prior Bid in existence at the date of that Take-over Bid, and (y) then only if, at the time that those Common Shares are first taken up or paid for, more than 50% of the then outstanding Common Shares held by Independent Shareholders have been deposited or tendered pursuant to that Take-over Bid and not withdrawn; and

(B)	in the event that the requirement set out in Subclause 1.1(j)(iii)(A)(y) of this definition is satisfied, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Common Shares for not less than 10 days from the date of that public announcement, provided always that a Competing Permitted Bid will cease to be a Competing Permitted Bid at any time when the bid ceases to meet any of the provisions of this definition and provided that, at that time, any acquisition of Common Shares made pursuant to the Competing Permitted Bid, including any acquisitions of Common Shares previously made, will cease to be a Permitted Bid Acquisition;

(k)	a Person is “controlled” by another Person or two or more Persons acting jointly or in concert if:

(i)	in the case of a body corporate, securities entitled to vote in the election of directors of such body corporate carrying more than 50% of the votes for the election of directors are held, directly or indirectly, by or for the benefit of the other Person or Persons and the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such body corporate; or

(ii)	in the case of a Person which is not a body corporate, more than 50% of the voting interests of such entity are held, directly or indirectly by or for the benefit of the other Person or Persons,

and “controls”, “controlling” and “under common control with” will be interpreted accordingly;

(l)	“Convertible Securities” means at any time any right to acquire Voting Shares or any securities from time to time (other than the Rights) carrying any exercise, conversion or exchange right pursuant to which the holder of the right or securities may acquire Voting Shares or other securities carrying any exercise, conversion or exchange right pursuant to which the holder may ultimately acquire Voting Shares (in each case, provided that right is then exercisable or exercisable within a period of 60 days from that time and whether or not on condition or the happening of any contingency or the making of any payment);

(m)	“Convertible Security Acquisition” means the acquisition of Voting Shares upon the exercise of Convertible Securities acquired by a Person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition;

(n)	“Co-Rights Agents” have the meaning given to that term in Section 4.1(a);

(o)	“Corporations Act” means the Canada Business Corporations Act, as amended, and the regulations under that Act as now in effect and as same may from time to time be amended, re-enacted or replaced;

(p)	“Disposition Date” has the meaning given to that term in Section 5.2(c).

(q)	“Dividend Reinvestment Plan” means a dividend reinvestment or other plan of the Corporation made available by the Corporation to holders of its Common Shares where the plan permits the holder to direct that some or all of dividends paid in respect of any Common Shares of the Corporation be applied to the purchase from the Corporation of Common Shares;

(r)	“Election to Exercise” has the meaning given to that term in Section 2.2(f);

(s)	“Exempt Acquisition” means an acquisition of Voting Shares or Convertible Securities (i) in respect of which the Board of Directors has waived the application of Section 3.1 pursuant to the provisions of Section 5.2, or (ii) pursuant to a distribution of Voting Shares or Convertible Securities (and the exercise, conversion or exchange of those Convertible Securities) made by the Corporation pursuant to a prospectus or private placement provided that the Person does not acquire a greater percentage of the securities offered in the distribution than the percentage of Voting Shares Beneficially Owned by that Person immediately prior to the distribution, (iii) pursuant to an amalgamation, merger or other similar procedure requiring shareholder approval, (iv) pursuant to a distribution of Voting Shares of Convertible Securities (and the exercise of such Convertible Securities) pursuant to any equity incentive stock plan of the Corporation where the eligible participants include directors, employees (including officers) and consultants of the Corporation; provided that (A) all necessary stock exchange approvals have been obtained, (B) such plan complies with the terms and conditions of such approvals, and (C) such person does not become the Beneficial Owner of more than 25% of the Voting Shares outstanding immediately prior to the distribution, (v) pursuant to such other written agreements in respect of a Voting Share acquisition from treasury entered into by the Corporation after the date hereof, provided that the Person does not acquire a greater percentage of the securities offered in that distribution than the percentage of Voting Shares owned by that Person immediately prior to such distribution, or (vi) pursuant to the exercise of Rights;

(t)	“Exercise Price” means as of any date from and after the Separation Time, the price at which a holder may purchase the securities issuable upon exercise of one whole Right which, subject to adjustment in accordance with the terms hereof, shall be an amount equal to three times the Market Price per Voting Share determined as at the Separation Time;

(u)	“Expansion Factor” has the meaning given to that term in Section 2.3(c);

(v)	“Expiration Time” means the close of business the date of termination of this Agreement pursuant to Section 5.18 or, if this Agreement is reconfirmed pursuant to Section 5.18, the close of business on the tenth anniversary of the date hereof.

(w)	“Flip-In Event” means a transaction in or pursuant to which any Person becomes an Acquiring Person;

(x)	“holder” has the meaning given to that term in Section 2.8;

(y)	“including” means including without limitation;

(z)	“Independent Shareholders” means holders of any Common Shares, other than (i) any Acquiring Person, (ii) any Offeror (other than any Person who pursuant to Subclause 1.1(e)(iii)(B) is not deemed to Beneficially Own the Common Shares held by that Person), (iii) any Person acting jointly or in concert with an Acquiring Person or an Offeror, (iv) any Associate or Affiliate of an Acquiring Person or an Offeror, and (v) any employee benefit plan, stock purchase plan, deferred profit sharing plan and any similar plan or trust for the benefit of employees of the Corporation or its Subsidiaries unless the beneficiaries of the plan or trust direct the manner in which the Common Shares are to be voted or withheld from voting or direct whether the Common Shares are to be tendered to a Take-over Bid;

(aa)	“Market Price” of any securities on any date of determination means the average daily closing prices per security of those securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding that date; provided, however, that if an event of a type analogous to any of the events described in Section 2.3 will have caused the closing prices used to determine the Market Price on any Trading Day not to be fully comparable with the closing price on that date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing price so used will be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in order to make it fully comparable with the closing price on the date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The closing price of any securities on any date will be:

(i)	the closing board lot sale price or, if that price is not available, the average of the closing bid and asked prices, for that security as reported by the principal U.S. stock exchange[1] on which those securities are listed or admitted to trading; or

(ii)	if for any reason none of those prices is available on that day or the securities are not listed or admitted to trading on a U.S. stock exchange, the last sale price or, if that price is not available, the average of the closing bid and asked prices, for that security as reported by any other securities exchange on which those securities are listed or admitted to trading, or

(iii)	if for any reason none of those prices is available on that day or the securities are not listed or admitted to trading on a U.S. stock exchange or other securities exchange, the last sale price, or if no sale takes place on

[1]	We have provided this to be on the principal U.S. stock exchange given the higher trading volume in the U.S.

such day, the average of the high bid and low asked prices for each such security in the over-the-counter market, as quoted by any reporting system then in use, or

(iv)	if for any reason none of those prices is available on that day or the securities are not listed or admitted to trading on a U.S. stock exchange or other securities exchange and the securities are not quoted by any reporting system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities;

provided, however, that if on any such date none of those prices is available, the closing price of those securities on that date means the fair value per security of those securities on that date as determined in good faith by a nationally or internationally recognized investment dealer or investment banker. The Market Price will be expressed in U.S. dollars;

(bb)	“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids, as same may from time to time be amended, re-enacted or replaced;

(cc)	“Nominee” has the meaning given to that term in Section 2.2(d);

(dd)	“Offer to Acquire” includes:

(i)	an offer to purchase, a public announcement of an intention to make an offer to purchase, or a solicitation of an offer to sell, Voting Shares or Convertible Securities, and

(ii)	an acceptance of an offer to sell Voting Shares or Convertible Securities, whether or not that offer to sell has been solicited,

or any combination, and the Person accepting an offer to sell will be deemed to be making an Offer to Acquire to the Person that made the offer to sell;

(ee)	“Offeror” means a Person who has announced a current intention to make or who is making a Take-over Bid, other than a person who has completed a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition;

(ff)	“Offeror’s Securities” means Voting Shares Beneficially Owned by an Offeror on the date of the Offer to Acquire;

(gg)	“Permitted Bid” means a Take-over Bid which is made by an Offeror by means of a take-over bid circular and which also complies with the following additional provisions:

(i)	the Take-over Bid is made to all holders of Voting Shares, other than the Offeror, as registered on the books of the Corporation; and

(ii)	the Take-over Bid shall contain, and the take-up and payment for securities tendered or deposited under the Take-over Bid shall be subject to, irrevocable and unqualified conditions that:

(A)	no Voting Shares shall be taken up or paid for pursuant to the Take-over Bid (x) prior to the close of business on a date which is not earlier than 105 days following the date the take-over bid circular is sent to shareholders of the Corporation and (y) then only if, at the close of business on the date Voting Shares are first taken up or paid for under the Take-over Bid, more than 50% of the then outstanding Voting Shares held by Independent Shareholders have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

(B)	Voting Shares may be deposited pursuant to the Take-over Bid, unless the Take-over Bid is withdrawn, at any time prior to the close of business on the date Voting Shares are first taken up or paid for under the Take-over Bid;

(C)	any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

(D)	in the event that the requirement set out in Subclause 1.1(hh)(ii)(A)(y) of this definition is satisfied, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tender of Voting Shares for not less than 10 days from the date of that public announcement;

provided always that a Permitted Bid will cease to be a Permitted Bid at any time when the bid ceases to meet any of the provisions of this definition and provided that, at that time, any acquisition of Voting Shares made pursuant to the Permitted Bid, including any acquisition of Voting Shares previously made, will cease to be a Permitted Bid Acquisition;

(hh)	“Permitted Bid Acquisition” means an acquisition of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;

(ii)

“Permitted Lock-Up Agreement” means an agreement between a Person and one or more holders of Voting Shares or Convertible Securities (each a “Locked-up Person”) the terms of which are publicly disclosed and a copy of which is made available to the public (including the Corporation) not later than (i) the date the Lock-up Bid (as defined below) is publicly announced or (ii) if the Lock-up Bid has been made prior to the date on which such agreement is entered into, forthwith and in any event not later than the date following the date of such agreement, pursuant to which each Locked-up Person agrees to deposit or tender Voting Shares or Convertible Securities to a Take-over Bid (the “Lock-up Bid”) to be made or made by such Person or any of such Person’s Affiliates or

Associates or any other Person referred to in Clause (iii) of the definition of Beneficial Owner and which agreement provides:

(i)	that any agreement to deposit or tender to, or to not withdraw Voting Shares, Convertible Securities and/or other securities agreed to be deposited or tendered from, the Lock-up Bid is terminable at the option of the Locked-up Person in order to permit the Locked-up Person to tender or deposit such Voting Shares, Convertible Securities and/or other securities agreed to be deposited or tendered to another Take- over Bid or support another transaction where the price or value per Voting Share, Convertible Security (and/or other security) offered under such other Take-over Bid or transaction is higher than the price or value per Voting Share, Convertible Security (and/or other security) offered or proposed to be offered under the Lock-up Bid and, for greater certainty, the agreement may contain a right of first refusal or require a period of delay to give such Person an opportunity to at least match a higher price or value in another Take-over Bid or transaction or other similar limitation on a Locked-up Person’s right to withdraw Voting Shares, Convertible Securities (and/or other securities) from the agreement, so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Voting Shares, Convertible Securities (and/or other securities) during the period of the other Take-over Bid or transaction; and

(ii)	no “break-up” fees, “top-up” fees, penalties, expenses or other amounts that exceed in the aggregate the greater of:

(A)	the cash equivalent of 2.5% of the price or value payable under the Lock-up Bid to a Locked-up Person; and

(B)	50% of the amount by which the price or value payable under another Take-over Bid or transaction to a Locked-up Person exceeds the price or value of the consideration that such Locked-up Person would have received under the Lock-up Bid;

shall be payable by a Locked-up Person pursuant to the agreement in the event a Locked-up Person fails to deposit or tender Common Shares (and/or other securities) to the Lock-up Bid or withdraw Common Shares (and/or other securities) previously tendered thereto in order to tender to another Takeover Bid or support another transaction;

(jj)	“Person” means an individual, body corporate, trust, partnership, limited liability company, unlimited liability company, syndicate or other form of unincorporated association, government and its agencies or instrumentalities, entity or group whether or not having legal personality and any of the foregoing acting in any derivative, representative or fiduciary capacity;

(kk)	“Pro Rata Acquisition” means an acquisition by a Person of Voting Shares or Convertible Securities:

(i)	as a result of a stock dividend, a stock split or other event pursuant to which the Person receives or acquires Voting Shares or Convertible Securities on the same pro rata basis as all other holders of Voting Shares, or

(ii)	pursuant to the receipt and/or exercise of rights (other than the Rights) issued by the Corporation to all of the holders of Common Shares on a pro rata basis to subscribe for or purchase Common Shares or Convertible Securities, provided that the Person does not acquire a greater percentage of the securities issuable on exercise of those rights than the percentage of Common Shares Beneficially Owned by that Person immediately prior to the commencement of the offering of rights and that those rights are acquired directly from the Corporation and not from any other Person;

(ll)	“Record Date” means May 1, 2018;

(mm)	“Record Time” means the close of business on the Record Date;

(nn)	“Redemption Price” has the meaning given to that term in Section 5.1(a);

(oo)	“Resident Agent” has the meaning given to that term in Section 5.10.

(pp)	“Right” means a right to purchase one Common Share, subject to adjustment as set out in this Agreement, upon the terms and subject to the conditions set out in this Agreement;

(qq)	“Rights Certificate” has the meaning given to that term in Section 2.2(d)(i);

(rr)	“Rights Plan” has the meaning given in the first recital hereto;

(ss)	“Rights Register” has the meaning given to that term in Section 2.6(a);

(tt)	“Rights Registrar” has the meaning given to that term in Section 2.6(a);

(uu)	“Rule 62-504” means Ontario Securities Commission Policy 62-504 – Take-Over Bids and Issuer Bids, as same may from time to time be amended, re-enacted or replaced;

(x)	“Securities Act” means the Securities Act (Ontario), as amended, and the rules and regulations under that Act as now in effect and as same may from time to time be amended, re-enacted or replaced;

(ww)	“Separation Time” means the close of business on the tenth Trading Day after the earlier of:

(i)	the Voting Share Acquisition Date;

(ii)	the date of the commencement of, or first public announcement of the intent of any Person (other than the Corporation or any Subsidiary of the

Corporation) to commence, a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid), provided that, if any Take-over Bid referred to in this Clause (ii) of this definition expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, the Take-over Bid will be deemed, for the purposes of this definition, never to have been made; and

(iii)	two days following the date upon which a Permitted Bid or Competing Permitted Bid ceases to be a Permitted Bid or Competing Permitted Bid, as the case may be,

or any later Business Day as may be determined at any time or from time to time by the Board of Directors;

(xx)	“Subsidiary” means a Person which in relation to another Person:

(i)	is controlled by (A) that other, or (B) that other and one or more Persons, each of which is controlled by that other, or (C) two or more Persons, each of which is controlled by that other, or

(ii)	is a Subsidiary of a Person that is that other’s Subsidiary;

(yy)	“Take-over Bid” means an Offer to Acquire Voting Shares or Convertible Securities, where the Voting Shares subject to the Offer to Acquire, together with the Voting Shares underlying the Convertible Securities subject to the Offer to Acquire, together with the Offeror’s Securities, constitute in the aggregate 20% or more of the outstanding Voting Shares at the date of the Offer to Acquire;

(zz)	“Trading Day”, when used with respect to any securities, means a day on which the principal U.S. securities exchange on which those securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any U.S. securities exchange, a Business Day;

(aaa)	“Voting Share Acquisition Date” means the date of a public announcement (which, for purposes of this definition, will include the filing of a report pursuant to the Securities Act, Rule 62-504, NI 62-104 or any other applicable securities laws) by the Corporation or an Acquiring Person of facts indicating that a Person has become an Acquiring Person;

(bbb)	“Voting Share Reduction” means an acquisition or redemption by the Corporation of Voting Shares which, by reducing the number of Voting Shares outstanding, increases the proportionate number of Voting Shares Beneficially Owned by any person to 20% or more of the Voting Shares then outstanding; and

(ccc)	“Voting Shares” means, collectively, the Common Shares and any other shares entitled to vote generally for the election of directors of the Corporation.

1.2	Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of the United States of America, unless otherwise specified.

1.3	Number and Gender

Wherever the context so requires, terms used herein importing the singular number only shall include the plural and vice versa and words importing any one gender shall include all others.

1.4	Headings

The division of this Agreement into articles, sections, clauses and subclauses and the insertion of headings, subheadings and a table of contents are for convenience of reference only and will not affect the construction or interpretation of this Agreement. All references to Articles, Sections, Subsections, Clauses, Subclauses and Exhibits are to the articles, sections, subsections, clauses, subclauses and exhibits forming part of this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder”, “this Agreement” and similar expressions refer to this Agreement including the Exhibits, as the same may be amended, modified or supplemented from time to time.

1.5	Calculation of Beneficial Ownership of Outstanding Common Shares

For purposes of this Agreement, the percentage of Common Shares Beneficially Owned by any Person, will be and be deemed to be the product (expressed as a percentage) determined by the formula:

100 × A/B

where:

A =	the number of votes for the election of all directors generally attaching to the Common Shares Beneficially Owned by that Person; and

B =	the number of votes for the election of all directors generally attaching to all outstanding Common Shares.

Where any Person is deemed to Beneficially Own unissued Common Shares, those Common Shares will be deemed for purposes of both “A” and “B” to be outstanding for the purpose of calculating the percentage of Common Shares Beneficially Owned by that Person.

1.6	Acting Jointly and in Concert

For the purposes of this Agreement, a Person is acting jointly or in concert with every Person who is a party to an agreement, commitment or understanding, whether formal or informal, with the first Person to acquire or offer to acquire Common Shares or Convertible Securities (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities or pursuant to a pledge of securities in the ordinary course of the pledgee’s business).

1.7	Convertible Securities

For purposes of this Agreement, each Common Share that is issued in conjunction with a Convertible Security that, when converted, is intended to be economically equivalent to a Common Share and that is not transferable except in conjunction with a Convertible Security will be treated as a single Common Share with that Convertible Security and only one Right will be issued in respect of that Common Share and Convertible Security and that Common Share and Convertible Security will only be counted once in any determination involving a number of Common Shares.

ARTICLE 2

THE RIGHTS

2.1	Issuance and Evidence of Rights

(a)	One Right in respect of each Common Share outstanding at the Record Time and each Common Share which may be issued after the Record Time and prior to the earlier of the Separation Time and the Expiration Time will be issued in accordance with the terms of this Agreement. Notwithstanding the foregoing, one Right in respect of each Common Share issued after the Record Time upon the exercise of rights pursuant to Convertible Securities outstanding at the Voting Share Acquisition Date may be issued after the Separation Time but prior to the Expiration Time.

(b)	Certificates representing Common Shares issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time will evidence one Right for each Common Share represented by that certificate and will have impressed on, printed on, written on or otherwise affixed to them the following legend:

Until the Separation Time (defined in the Rights Agreement referred to below), this certificate also evidences rights of the holder described in a Shareholder Rights Plan Agreement dated as of May 1, 2018, as may be amended or supplemented from time to time (the “Rights Agreement”), as that agreement may be amended or modified, between Cott Corporation (the “Corporation”) and Computershare Investor Services Inc. as Rights Agent, the terms of which are incorporated in this certificate by reference and a copy of which is on file at the principal executive offices of the Corporation. In certain circumstances set out in the Rights Agreement, the rights may be redeemed, may expire, may become void or may become exercisable and will thereafter be evidenced by separate certificates and no longer evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge as soon as practicable after the receipt of a written request for that agreement.

(c)	Certificates representing Common Shares that are issued and outstanding at the Record Time will evidence one Right for each Common Share evidenced by those certificates, notwithstanding the absence of the foregoing legend until the earlier of the Separation Time and Expiration Time.

2.2	Initial Exercise Price; Exercise of Rights; Detachment of Rights

(a)	Subject to adjustment as set out in this Agreement, each Right will entitle the holder, after the Separation Time and prior to the Expiration Time, to purchase one Common Share for the Exercise Price.

(b)	Until the Separation Time,

(i)	the Rights will not be exercisable and no Right may be exercised; and

(ii)	each Right will be evidenced by the certificate for the associated Common Share registered in the name of the holder and will be transferable only together with, and will be transferred by a transfer of, that associated Common Share.

(c)	From and after the Separation Time and prior to the Expiration Time,

(i)	the Rights will be exercisable, and

(ii)	the registration and transfer of the Rights will be separate from and independent of Common Shares.

(d)	Promptly following the Separation Time, the Corporation will prepare and the Rights Agent will mail to each holder of record of Common Shares as of the Separation Time or who subsequently becomes a holder of record of Common Shares upon the exercise of rights attaching to Convertible Securities outstanding at the Voting Share Acquisition Date (other than an Acquiring Person and any holder of record of Rights which are Beneficially Owned by that Acquiring Person (a “Nominee”)), at the holder’s address as shown by the records of the Corporation (the Corporation agreeing to furnish copies of those records to the Rights Agent for this purpose),

(i)	a certificate representing the Rights in substantially the form of Exhibit A or such other form as the Corporation and the Rights Agent may agree appropriately completed (a “Rights Certificate”), representing the number of Rights held by the holder at the Separation Time and having marks of identification or designation and legends, summaries or endorsements printed on the certificate as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule, regulation or judicial or administrative order or with any rule or regulation made pursuant thereto or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and

(ii)	a disclosure statement describing the Rights.

For greater certainty, a Nominee will be sent the materials provided for in (i) and (ii) in respect of all Common Shares held of record by it which are not Beneficially Owned by an Acquiring Person.

(e)	In order for the Corporation to determine whether any Person is holding Common Shares which are Beneficially Owned by another Person, the Corporation may require the first mentioned Person to furnish all information and documentation as the Corporation deems necessary.

(f)	Rights may be exercised in whole or in part on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent:

(i)	the Rights Certificate evidencing those Rights;

(ii)	an election to exercise those Rights (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

(iii)	payment by certified cheque, banker’s draft or money order payable to the order of the Rights Agent, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.

(g)	Upon receipt of a Rights Certificate, which is accompanied by (i) a completed Election to Exercise executed in accordance with Section 2.2(f)(ii) that does not indicate that the Right is null and void as provided by Section 3.1(b) and (ii) payment as set out in Section 2.2(f)(iii), the Rights Agent (unless otherwise instructed by the Corporation in the event that the Corporation is of the opinion that the Rights cannot be exercised in accordance with this Agreement) will then promptly:

(i)	requisition from the transfer agent for the Common Shares certificates representing the number of Common Shares to be purchased (the Corporation hereby irrevocably authorizes its transfer agent to comply with all of those requisitions);

(ii)	when appropriate, requisition from the Corporation the amount of cash to be paid in lieu of issuing fractional Common Shares;

(iii)	after receipt of those Common Share certificates, deliver them to or upon the order of the registered holder of the Rights Certificate, registered in any name or names as may be designated by the holder;

(iv)	when appropriate, after receipt, deliver the payment referred to in Section 2.2(g)(ii) to or to the order of the registered holder of the Rights Certificate; and

(v)	tender to the Corporation all payments received on exercise of the Rights.

(h)	In case the holder of any Rights exercises less than all the Rights evidenced by that holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised (subject to the provisions of Section 5.6(a)) will be issued by the Rights Agent to the holder or to the holder’s duly authorized assigns.

(i)	The Corporation covenants and agrees that it will:

(i)	take all action as may be necessary and within its power to ensure that all securities delivered upon the exercise of Rights will, at the time of delivery of the certificates for those securities (subject to payment of the Exercise Price), be duly and validly authorized and issued as fully paid and non-assessable;

(ii)	take all action as may be necessary and within its power to ensure compliance with the provisions of Section 3.1 including all action necessary to comply with the requirements of the Corporations Act, the Securities Act and any other applicable law, rule or regulation, applicable to the issuance and delivery of the Rights Certificates and the issuance of any securities upon exercise of Rights;

(iii)	use reasonable efforts to cause all securities issued upon the exercise of Rights to be listed upon issuance on the stock exchanges on which the Common Shares were traded immediately prior to the Voting Share Acquisition Date;

(iv)	pay when due and payable, if applicable, any and all Canadian and, if applicable, United States, federal, provincial, municipal and state transfer taxes and charges (not including any income or capital taxes of the holder or exercising holder or any liability of the Corporation to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates or certificates for Common Shares to be issued upon exercise of any Rights, provided that the Corporation will not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for securities in a name other than that of the holder of the Rights being transferred or exercised;

(v)	cause to be reserved and kept available out of its authorized Common Shares the number of Common Shares that, as provided in this Agreement, will from time to time be sufficient to permit the exercise in full of all outstanding Rights; and

(vi)	after the Separation Time, except as permitted by Section 5.1, not take (or permit any Subsidiary to take) any action if at the time the action is taken it is reasonably foreseeable that the action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

2.3	Adjustments to Exercise Price; Number of Rights

(a)	The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3.

(b)	In the event the Corporation will at any time after the Record Date and prior to the Expiration Time,

(i)	make or declare a stock dividend on its Common Shares payable in Common Shares (or other securities exercisable or exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of the Corporation) other than pursuant to any Dividend Reinvestment Plan;

(ii)	subdivide or change the outstanding Common Shares into a greater number of Common Shares;

(iii)	consolidate or change the outstanding Common Shares into a smaller number of Common Shares; or

(iv)	issue any Common Shares (or other securities exercisable or exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of the Corporation) in respect of, in lieu of or in exchange for existing Common Shares except as otherwise provided in this Section 2.3, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date will occur after the Separation Time, the securities purchasable upon exercise of Rights, will be adjusted as of the payment or effective date in respect of that event in the manner set out below.

(c)	If the Exercise Price and number of Rights outstanding are to be adjusted:

(i)	the Exercise Price in effect after the adjustment will be equal to the Exercise Price in effect immediately prior to the adjustment divided by the number of Common Shares (the “Expansion Factor”) that a holder of one Common Share immediately prior to that stock dividend, subdivision, change, combination or issuance would hold after as a result of that stock dividend, subdivision, change, combination or issuance; and

(ii)	each Right held prior to the adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the Common Shares issued in respect of the stock dividend, subdivision, change, combination or issuance, so that each such Common Share will have exactly one Right associated with it in effect following the payment or effective date of the event referred to in Sections 2.3(b)(i), 2.3(b)(ii), 2.3(b)(iii) or 2.3(b)(iv), as the case may be.

If the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after the adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to the stock dividend, subdivision, change, combination or issuance would hold after as a result of that stock dividend, subdivision, change, combination or issuance. If after the Record Time and prior to the Expiration Time, the Corporation issues any securities of the Corporation other than Common Shares in a transaction of a type described in Sections 2.3(b)(i) or 2.3(b)(iv), those securities will be treated in this Agreement as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and the Corporation and the Rights Agent agree to amend this Agreement in order to give effect to that treatment.

(d)

In the event the Corporation at any time after the Record Time and prior to the Separation Time fixes a record date for the issuance of rights, options or warrants to all or substantially all holders of Common Shares entitling them (for a period expiring within 45 calendar days after that record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase Common Shares) at a price per Common Share (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares having a conversion, exchange or exercise price, including the price required to be paid to purchase the convertible or exchangeable security or right per Common Share) less than 90% of the Market Price per Common Share on the record date, the Exercise Price to be in effect after the record date will be determined by multiplying the Exercise Price in effect immediately prior to the record date by a fraction, the numerator of which will be the number of Common Shares outstanding on the record date, plus the number of Common Shares that the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered, including the price required to be paid to purchase such convertible or exchangeable securities or rights) would purchase at the Market Price per Common Share, and the denominator of which will be the number of Common

Shares outstanding on the record date, plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable).

(e)	In case a subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of that consideration will be as determined in good faith by the Board of Directors, whose determination will be described in a statement filed with the Rights Agent and will be binding on the Rights Agent and the holders of the Rights. The adjustment will be made successively whenever such a record date is fixed, and in the event that the rights or warrants are not so issued or if issued, are not exercised prior to their expiration, the Exercise Price will be readjusted to be the Exercise Price which would then be in effect if the record date had not been fixed, or to the Exercise Price which would be in effect based on the number of Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares) actually issued upon the exercise of those rights, options or warrants, as the case may be.

(f)	For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury or otherwise) pursuant to any Dividend Reinvestment Plan (so long as that right to purchase is in no case evidenced by the delivery of rights or warrants) will be deemed not to constitute an issue of rights, options or warrants by the Corporation; provided, however, that, in all cases, the right to purchase Common Shares is at a price per Common Share of not less than 90%[2] of the current Market Price per Common Share (determined as provided in those plans) of the Common Shares.

(g)	In the event the Corporation at any time after the Record Time and prior to the Separation Time fixes a record date for a distribution to all holders of Common Shares of evidences of indebtedness, assets (other than cash and other than a regular periodic cash dividend or a dividend paid in Common Shares on the liquidation of the Corporation), rights, options or warrants (excluding those referred to in Section 2.3(d)), the Exercise Price to be in effect after that record date will be determined by multiplying the Exercise Price in effect immediately prior to that record date by a fraction, the numerator of which will be the Market Price per Common Share on the record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination will be described in a statement filed with the Rights Agent and will be binding on the Rights Agent and the holders of Rights), on a per Common Share basis, of the portion of the assets, evidences of indebtedness, rights, options or warrants so to be distributed and the denominator of which will be the Market Price per Common Share. Those adjustments will be made successively whenever such a record date is fixed, and in the event that the distribution is not so made, the Exercise Price will be adjusted to be the Exercise Price which would have been in effect if the record date had not been fixed.

[2]	Cott Corporation’s DRIP has a maximum discount of 5%.

(h)	Notwithstanding anything in this Agreement to the contrary, no adjustment in the Exercise Price will be required unless the adjustment would require an increase or decrease of at least one percent in the Exercise Price; provided, however, that any adjustments which by reason of this Section 2.3(h) are not required to be made will be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2.3 will be made to the nearest cent or to the nearest ten-thousandth of a Common Share. Notwithstanding the first sentence of this Section 2.3(h), any adjustment required by this Section 2.3 will be made no later than the earlier of (i) three years from the date of the transaction which mandates the adjustment or (ii) the Expiration Date.

(i)	In the event the Corporation at any time after the Record Time and prior to the Separation Time issues any securities of the Corporation (other than the Common Shares), or rights, options or warrants to subscribe for or purchase any securities of the Corporation, or securities convertible into or exchangeable for any securities of the Corporation, in a transaction referred to in Section 2.3(b)(i) or 2.3(b)(iv) above, if the Board of Directors acting in good faith determines that the adjustments contemplated by Sections 2.3(b), (d) and (g) above in connection with the transaction will not appropriately protect the interests of the holders of Rights, the Board of Directors may determine what other adjustments to the Exercise Price, number of Rights and/or securities purchasable upon exercise of Rights would be appropriate and, notwithstanding Sections 2.3(b), (d) and (g) above, that adjustment, rather than the adjustments contemplated by Sections 2.3(b), (d) and (g) above, will be made. Subject to Section 5.5 and subject to the approval of each stock exchange on which the Common Shares are listed for trading at the relevant time, the Corporation will amend this Agreement as appropriate to provide for that adjustment.

(j)	Each Right originally issued by the Corporation subsequent to any adjustment made to the Exercise Price under this Agreement will evidence the right to purchase, at the adjusted Exercise Price, the number of Common Shares purchasable from time to time under this Agreement upon exercise of a Right immediately prior to that issue, all subject to further adjustment as provided in this Agreement.

(k)	Irrespective of any adjustment or change in the Exercise Price or the number of Common Shares issuable upon the exercise of the Rights, the Rights Certificates issued before or after any such adjustment or change may continue to express the Exercise Price per Common Share and the number of Common Shares which were expressed in the initial Rights Certificates issued under this Agreement.

(l)

In any case in which this Section 2.3 requires that any adjustment in the Exercise Price be made effective as of a record date for a specified event, the Corporation may elect to defer until the occurrence of that event the issuance to the holder of any Right exercised after that record date the number of Common Shares and other securities of the Corporation, if any, issuable upon that exercise over and above the number of Common Shares and other securities of the Corporation, if any, issuable upon that exercise on the basis of the Exercise Price in effect prior to the adjustment; provided, however, that the Corporation delivers to that holder an appropriate instrument evidencing that holder’s right to receive those additional Common Shares (fractional or otherwise) or securities upon the occurrence of the event requiring the adjustment.

(m)	Notwithstanding anything in this Section 2.3 to the contrary, the Corporation will be entitled to make those reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.3, as and to the extent that in their good faith judgment the Board of Directors determines to be advisable in order that any:

(i)	consolidation or subdivision of the Common Shares,

(ii)	issuance (wholly or in part for cash) of Common Shares or securities that by their terms are convertible into or exchangeable for Common Shares,

(iii)	Common Share dividends, or

(iv)	issuance of rights, options or warrants referred to in this Section 2.3,

subsequently made by the Corporation to holders of its Common Shares, will not be taxable to the shareholders.

(n)	Whenever an adjustment to the Exercise Price or a change in the securities purchasable upon exercise of the Rights is made at any time after the Separation Time pursuant to this Section 2.3, the Corporation shall promptly:

(i)	file with the Rights Agent and with the transfer agent for the Common Shares a certificate specifying the particulars of such adjustment or change; and

(ii)	cause notice of the particulars of such adjustment or change to be given to the holders of the Rights; provided that failure to file such certificate or cause such notice to be given as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.

2.4	Date on Which Exercise is Effective

Each Person in whose name any certificate for Common Shares or other securities, if applicable, is issued upon the exercise of Rights will for all purposes be deemed to have become the holder of record of the Common Shares or other securities, if applicable, represented by the certificate on, and the certificate will be dated, the date upon which the Rights Certificate evidencing those Rights was duly surrendered in accordance with Section 2.2(f) (together with a duly completed Election to Exercise) and payment of the Exercise Price for those Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder under this Agreement) was made; provided, however, that if the date of the surrender and payment is a date upon which the Common Share transfer books of the Corporation are closed, that Person will be deemed to have become the holder of record of those Common Shares on, and the certificate will be dated, the next succeeding Business Day on which the Common Share transfer books of the Corporation are open.

2.5	Execution, Authentication, Delivery and Dating of Rights Certificates

(a)	The Rights Certificates will be executed on behalf of the Corporation by any of the Chief Executive Officer, Chief Financial Officer or Corporate Secretary. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Corporation will bind the Corporation, notwithstanding that those individuals or any of them have ceased to be officers of the Corporation either before or after the countersignature and delivery of those Rights Certificates.

(b)	Promptly after the Corporation learns of the Separation Time, the Corporation will notify the Rights Agent of the Separation Time and will deliver (i) the disclosure statement referred to in Section 2.2(d)(ii) and (ii) Rights Certificates executed by the Corporation to the Rights Agent for countersignature, and the Rights Agent will countersign those Rights Certificates (manually or by facsimile signature in a manner satisfactory to the Corporation) and send the disclosure statement and those Rights Certificates to the holders of the Rights pursuant to Section 2.2(d). No Rights Certificate will be valid for any purpose until countersigned by the Rights Agent as set out above.

(c)	Each Rights Certificate will be dated the date of countersignature of the certificate.

2.6	Registration, Transfer and Exchange

(a)	After the Separation Time, the Corporation will cause to be kept a register (the “Rights Register”) in which, subject to all reasonable regulations as it may prescribe, the Corporation will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed registrar for the Rights (the “Rights Registrar”) for the purpose of maintaining the Rights Register for the Corporation and registering Rights and transfers of Rights as provided in this Agreement and the Rights Agent hereby accepts that appointment. In the event that the Rights Agent ceases to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

(b)	After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Section 2.6(d), the Corporation will execute, and the Rights Agent will countersign, register and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates surrendered.

(c)	All Rights issued upon any registration of transfer or exchange of Rights Certificates will be the valid obligations of the Corporation, and those Rights will be entitled to the same benefits under this Agreement as the Rights surrendered upon the registration of transfer or exchange.

(d)	Every Rights Certificate surrendered for registration of transfer or exchange will be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Corporation or the Rights Agent, as the case may be, duly executed by the holder or that holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation to the transfer or exchange and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected to the transfer or exchange.

2.7	Mutilated, Destroyed, Lost and Stolen Rights Certificates

(a)	If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Corporation will execute and the Rights Agent will countersign and deliver in exchange for that certificate a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate surrendered.

(b)	If there is delivered to the Corporation and the Rights Agent prior to the Expiration Time,

(i)	evidence to their reasonable satisfaction of the destruction, loss or theft of any Rights Certificate; and

(ii)	a surety bond as may be reasonably required by them to save each of them and any of their agents harmless,

then, in the absence of notice to the Corporation or the Rights Agent that the Rights Certificate has been acquired by a bona fide purchaser, the Corporation will execute and, upon the Corporation’s request, the Rights Agent will countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate destroyed, lost or stolen.

(c)	As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation to the issuance and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected with the issuance.

(d)	Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate will evidence the contractual obligation of the Corporation, whether or not the destroyed, lost or stolen Rights Certificate will be at any time enforceable by anyone, and will be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued under this Agreement.

2.8	Persons Deemed Owners

Prior to due presentation of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner of the certificate and of the Rights evidenced by the certificate for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights will mean the registered holder of those Rights (or, prior to the Separation Time, the associated Common Share).

2.9	Delivery and Cancellation of Certificates

All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange will, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, will be promptly cancelled by the Rights Agent. The Corporation may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered under this Agreement which the Corporation may have acquired in any manner, and all Rights Certificates so delivered will be promptly cancelled by the Rights Agent. No Rights Certificate will be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent will, subject to applicable laws, destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Corporation on request.

2.10	Agreement of Rights Holders

Every holder of Rights, by accepting the Rights, consents and agrees with the Corporation and the Rights Agent and with every other holder of Rights:

(a)	to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms of this Agreement, in respect of all Rights held;

(b)	that prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share certificate representing the Right;

(c)	that after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided in this Agreement;

(d)

that prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner of the certificate and of the Rights evidenced by the certificate (notwithstanding any notations of ownership or writing on the Rights Certificate or the associated Common Share certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent will be affected by any notice to the contrary;

(e)	that such holder of Rights has waived its right to receive any fractional Common Shares or other securities upon exercise of a Right (except as provided in this Agreement and as may be permitted by the constating documents of the Corporation);

(f)	that, subject to the provisions of Section 5.5, without the approval of any holder of Rights or Common Shares and upon the sole authority of the Board of Directors, acting in good faith, this Agreement may be supplemented or amended from time to time as provided in this Agreement; and

(g)	that notwithstanding anything in this Agreement to the contrary, neither the Corporation nor the Rights Agent have any liability to any holder of a Right or any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

2.11	Rights Certificate Holder not Deemed a Shareholder

No holder, as such, of any Rights or Rights Certificate will be entitled to vote, receive dividends or be deemed for any purpose whatsoever the holder of any Common Share or any other security of the Corporation which may at any time be issuable on the exercise of the Rights represented by the certificate, nor will anything contained in this Agreement or in any Rights Certificate be construed or deemed or confer upon the holder of any Rights or Rights Certificate, as such, any of the rights, titles, benefits or privileges of a holder of Common Shares or any other securities of the Corporation or any right to vote at any meeting of shareholders of the Corporation whether for the election of directors or otherwise or upon any matter submitted to holders of Common Shares of the Corporation, or to give or withhold consent to any action of the Corporation, or to receive notice of any meeting or other action affecting any holder of Common Shares or any other securities of the Corporation except as expressly provided in this Agreement, or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by Rights Certificates have been duly exercised in accordance with the terms and provisions of this Agreement.

ARTICLE 3

ADJUSTMENTS TO THE RIGHTS

3.1	Flip-In Event

(a)	Subject to Section 3.1(b), Section 5.1 and Section 5.2, in the event that prior to the Expiration Time a Flip-In Event occurs, each Right will constitute, effective on the close of business on the tenth Trading Day after the Voting Share Acquisition Date (or such longer period as may be required to satisfy the requirements of the Securities Act and any comparable legislation of any other applicable jurisdiction), the right to purchase from the Corporation, upon payment of the Exercise Price and otherwise exercising such Right in accordance with the terms of this Agreement, that number of Common Shares having an aggregate Market Price on the date of such Flip-In Event equal to twice the relevant Exercise Price for an amount in cash equal to the relevant Exercise Price (such Right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3, if after the occurrence of such Flip-In Event, an event of a type analogous to any of the events described in Section 2.3 will have occurred).

(b)	Notwithstanding the foregoing or any other provisions of this Agreement, upon the occurrence of any Flip-In Event, any Rights that are Beneficially Owned on or after the earlier of the Separation Time and the Voting Share Acquisition Date by:

(i)	an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

(ii)	a transferee of Rights, directly or indirectly, from an Acquiring Person (or of any Affiliate or Associate of an Acquiring Person or of any Person acting jointly or in concert with an Acquiring Person or any Associate or Affiliate of an Acquiring Person) in a transfer made after the Record Date, whether or not for consideration, that the Board of Directors acting in good faith have determined is part of a plan, arrangement or scheme of an Acquiring Person (or an Affiliate or Associate of an Acquiring Person or of any Person acting jointly or in concert with an Acquiring Person or an Associate or Affiliate of an Acquiring Person) that has the purpose or effect of avoiding Section 3.1(b)(i), will become void, and any holder of such Rights (including transferees) will thereafter have no right to exercise such Rights under any provision of this Agreement and further will thereafter not have any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.

(c)

Any Rights Certificate that represents Rights Beneficially Owned by a Person described in Section 3.1(b)(i) or 3.1(b)(ii) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, will contain the following legend:

The Rights represented by this Rights Certificate were Beneficially Owned by a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Shareholder Rights Plan Agreement) or who was acting jointly or in concert with an Acquiring Person or an Affiliate or Associate of an Acquiring Person. This Rights Certificate and the Rights represented by this Agreement are void or will become void in the circumstances specified in Section 3.1(b) of the Shareholder Rights Plan Agreement.

provided that the Rights Agent will not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but will impose such legend only if instructed to do so by the Corporation in writing or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend.

ARTICLE 4

THE RIGHTS AGENT

4.1	General

(a)	The Corporation by this Agreement appoints the Rights Agent to act as agent for the Corporation in accordance with the terms and conditions of this Agreement, and the Rights Agent by this Agreement accepts such appointment. The Corporation may from time to time appoint such co-Rights Agents (“Co-Rights Agents”) as it may deem necessary or desirable, subject to the approval of the Rights Agent. In the event the Corporation appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents will be as the Corporation may determine with the approval of the Rights Agent and the Co-Rights Agent. The Corporation agrees to pay to the Rights Agent reasonable compensation for all services rendered by it under this Agreement and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties under this Agreement (including the fees and disbursements of any expert or advisor retained by the Rights Agent with the approval of the Corporation). The Corporation also agrees to indemnify the Rights Agent and its officers, employees, agents and directors for and to hold them harmless against any loss, liability, cost, claim, action, damage, suit or expense incurred without gross negligence, bad faith or wilful misconduct on the part of the Rights Agent for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement or the resignation or removal of the Rights Agent.

(b)	In no event will the Rights Agent be liable for special, indirect, consequential or punitive loss or damages of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the possibility of such damages. Any liability of the Rights Agent will be limited in the aggregate to an amount equal to the annual fee paid by the Corporation pursuant to this Agreement.

(c)	The Rights Agent will be protected and will incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Common Shares or any Rights Certificate or certificate for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

(d)	The Corporation will inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Agreement by the Rights Agent and will, upon written request of the Rights Agent, provide the Rights Agent with an incumbency certificate with respect to the then current directors of the Corporation and the officers of the Corporation.

4.2	Merger or Amalgamation or Change of Name of Rights Agent

(a)	Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation, statutory arrangement or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the stockholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)

In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates will have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Right

Certificates will not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name and in all such cases such Right Certificates will have the full force provided in the Rights Certificates and in this Agreement.

4.3	Duties of Rights Agent

The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, all of which the Corporation and the holders of certificates for Common Shares and holders of Rights Certificates, by their acceptance of the certificates, will be bound:

(a)	the Rights Agent may retain, at the Corporation’s expense, and consult with legal counsel (who may be legal counsel for the Corporation) and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion and the Rights Agent, at the Corporation’s expense, may also retain and consult with such other experts or advisors as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this Agreement and the Rights Agent will be entitled to act and rely in good faith on the advice of any such expert or advisor;

(b)	whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Corporation prior to taking or suffering any action under this Agreement, that fact or matter (unless other evidence in respect of that fact or matter be in this Agreement specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be any of the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Corporation and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

(c)	except as otherwise set forth herein, nothing in this Agreement shall be construed to relieve the Rights Agent of liability for its own gross negligence, bad faith or wilful misconduct;

(d)	the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature of those certificates) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Corporation only;

(e)	notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, the Rights Agent shall not be liable under any circumstances whatsoever for any (a) breach by any other party of securities law or other rule of any securities regulatory authority, (b) lost profits or (c) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages;

(f)	the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery of this Agreement (except the due authorization, execution and delivery of this Agreement by the Rights Agent) or in respect of the validity or execution of any Common Share certificate or Rights Certificate (except its countersignature of the certificates); nor will it be responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 3.1(b)) or any adjustment required under the provisions of Section 2.3 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment); nor will it by any act under this Agreement be deemed to make any representation or warranty as to the authorization of any Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Common Shares will, when issued, be duly and validly authorized and issued as fully paid and non-assessable;

(g)	the Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(h)	the Rights Agent is by this Agreement authorized and directed to accept instructions in writing with respect to the performance of its duties under this Agreement from any Person believed by the Rights Agent to be the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Corporation and to apply to such Persons for advice or instructions in connection with its duties, and it will not be liable for any action taken, omitted or suffered by it in good faith in accordance with instructions of any such Person;

(i)	the Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing in this Agreement will preclude the Rights Agent from acting in any other capacity for the Corporation or for any other legal entity; and

(j)	the Rights Agent may execute and exercise any of the rights or powers by this Agreement vested in it or perform any duty under this Agreement either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, omission, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment of those attorneys and agents.

4.4	Change of Rights Agent

The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days’ notice (or such lesser notice as is acceptable to the Corporation) in writing mailed to the Corporation and to each transfer agent of Common Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9, all of which will be at the Corporation’s expense. The Corporation may remove the Rights Agent upon 60 days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9, all of which will be at the Corporation’s expense. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Corporation will appoint a successor to the Rights Agent. If the Corporation fails to make such appointment within a period of 60 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights, the holder of any Rights or the resigning Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent, in the case of an application by the resigning Rights Agent, at the Corporation’s expense. Any successor Rights Agent, whether appointed by the Corporation or by such a court, will be a corporation incorporated under the laws of Canada or a province of Canada authorized to carry on business in the Province of Ontario. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent will, upon payment in full of any outstanding amounts owing by the Corporation to the Rights Agent under this Agreement, deliver and transfer to the successor Rights Agent any property at the time held by it under this Agreement, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Corporation will file notice of the appointment in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice of that appointment in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect in that notice, will not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be. For greater certainty, any notice required to be sent pursuant to this Agreement to holders of the Rights by the Rights Agent after its resignation or removal shall be at the expense of the Corporation.

4.5	Compliance with Anti-Money Laundering Legislation

The Rights Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Rights Agent reasonably determines that such an act might cause it to be in non-compliance with any applicable anti- money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Rights Agent reasonably determine at any time that its acting under this Agreement has resulted in it being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ prior written notice to the Corporation, provided: (i) that the Rights Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Rights Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.

4.6	Privacy Legislation

The parties acknowledge that federal and/or provincial legislation that addresses the protection of individual’s personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, neither party will take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The Corporation will, prior to transferring or causing to be transferred personal information to the Rights Agent, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or will have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Rights Agent will use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws.

ARTICLE 5

MISCELLANEOUS

5.1	Redemption of Rights

(a)	Subject to the prior consent of the holders of Voting Shares or Rights obtained as set forth in Section 5.5(e) or 5.5(f), as applicable, the Board of Directors, acting in good faith, may at any time prior to the occurrence of a Flip-in Event, as to which the application of Section 3.1 has not been waived pursuant to Section 5.2, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right, which redemption price shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 if an event of the type analogous to any of the events described in Section 2.3 have occurred (such redemption price being in this Agreement referred to as the “Redemption Price”).

(b)	If a Person acquires, pursuant to a Permitted Bid or a Competing Permitted Bid or pursuant to an Exempt Acquisition occurring under Section 5.2(b) hereof, outstanding Voting Shares, the Board of Directors of the Corporation will, immediately upon such acquisition and without further formality, be deemed to have elected to redeem the Rights at the Redemption Price.

(c)	Where a Take-over Bid that is not a Permitted Bid or Competing Permitted Bid expires, is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all of the outstanding Rights at the Redemption Price.

(d)	If the Board of Directors elects to or is deemed to have elected to redeem the Rights (i) the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights will be to receive the Redemption Price, and (ii) subject to Section 5.1(f), no further Rights will thereafter be issued.

(e)	Within 10 Business Days of the Board of Directors electing or having been deemed to have elected to redeem the Rights, the Corporation will give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the Rights Register of the Rights Agent, or, prior to the Separation Time, on the register maintained by the Corporation’s transfer agent or transfer agents. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

(f)	Upon the Rights being redeemed pursuant to Section 5.1(c), all the provisions of this Agreement will continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Common Shares as of the Separation Time had not been mailed to each such holder and for all purposes of this Agreement, the Separation Time will be deemed not to have occurred and the Rights shall remain attached to the outstanding Common Shares, subject to and in accordance with the provisions of this Agreement.

5.2	Waiver of Flip-In Events

(a)	Subject to the prior consent of the holders of Voting Shares or Rights obtained as set forth in Section 5.5(e) or 5.5(f), as applicable, the Board of Directors may, at any time prior to the occurrence of a Flip-in Event that would occur by reason of an acquisition of Voting Shares otherwise than pursuant to a Take-over Bid made by means of a take-over bid circular sent to all holders of Voting Shares or otherwise than in the circumstances set out in Section 5.2(c), waive the application of Section 3.1 to such Flip-in Event by written notice delivered to the Rights Agent.

(b)	The Board of Directors may, at any time prior to the occurrence of a Flip-in Event that would occur as a result of a Take-over Bid made by way of a take-over bid circular sent to all holders of Voting Shares, waive the application of Section 3.1 to such Flip-in Event by written notice delivered to the Rights Agent; provided, however, that if the Board of Directors waive the application of Section 3.1 to such a Flip-in Event, the Board of Directors will be deemed to have waived the application of Section 3.1 to any other Flip-in Event occurring by reason of any Take-over Bid which is made by means of a take-over bid circular to all holders of Voting Shares prior to the expiry of any Take-over Bid in respect of which a waiver is, or is deemed to have been, granted under this Section 5.2(b).

(c)

The Board of Directors may waive the application of Section 3.1 in respect of the occurrence of any Flip-in Event if the Board of Directors has determined that a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Agreement and, in the event that such a waiver is granted by the Board of Directors, such Voting Share Acquisition Date will be deemed not to have occurred. Any such waiver pursuant to this Section 5.2(c) must be on the condition that such Person, within 14 days after the foregoing determination by the Board of Directors or such earlier or later date as the Board of Directors may determine (the “Disposition Date”), has reduced its Beneficial Ownership of Common Shares such that the Person is no longer an Acquiring Person. If the Person remains an Acquiring Person at the close of business on the Disposition Date, the Disposition Date will be deemed to be the date of occurrence of a further Voting Share Acquisition Date and Section 3.1 will apply thereto.

5.3	Fiduciary Duties of the Directors

Nothing contained herein shall be construed to suggest or imply that the Board of Directors shall not be entitled to recommend that holders of the Voting Shares and/or Convertible Securities reject or accept any Take-over Bid or take any other action including the commencement, prosecution, defence or settlement of any litigation and the solicitation of additional or alternative Take-over Bids or other proposals to shareholders that the directors believe are necessary or appropriate in the exercise of their fiduciary duties.

5.4	Expiration

No Person will have any rights whatsoever pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Sections 4.1(a) and 4.1(c).

5.5	Issuance of New Rights Certificates

Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Corporation may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of securities purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

5.6	Supplements and Amendments

(a)	The Corporation may from time to time prior to or after the Separation Time supplement or amend this Agreement without the approval of any holders of Rights or Voting Shares in order to correct any clerical or typographical error or to maintain the validity and effectiveness of this Agreement as a result of any change in applicable laws, rules or regulatory requirements. Notwithstanding anything in this Section 5.5 to the contrary, no such supplement or amendment will be made to the provisions of Article 4 except with the written concurrence of the Rights Agent to such supplement or amendment.

(b)	Subject to Section 5.5(a), the Corporation may, with the prior consent of the holders of Voting Shares, obtained as set out below, at any time prior to the Separation Time, supplement, amend, vary, rescind or delete any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interest of the holders of Rights generally), in order to effect any amendments, variations or rescissions of any of the provisions of this Agreement which the Board of Directors, acting in good faith, considers necessary or desirable.

(c)	Subject to Section 5.5(a), the Corporation may, with the prior consent of the holders of Rights obtained as set out below, at any time after the Separation Time and before the Expiration Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interest of the holders of Rights generally).

(d)	Any amendments made by the Corporation to this Agreement pursuant to Section 5.5(a) which are required to maintain the validity and effectiveness of this Agreement as a result of any change in any applicable laws, rules or regulatory requirements will:

(i)	if made before the Separation Time, be submitted to the holders of Voting Shares at the next meeting of holders of Voting Shares and the holders of Voting Shares may, voting as set out below, confirm or reject such amendment; and

(ii)	if made after the Separation Time, be submitted to the holders of Rights (voting as set out below) for confirmation or rejection.

Any such amendment will, unless the Board of Directors otherwise stipulate, be effective from the date of the resolution of the Board of Directors adopting such amendment, until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it will continue in effect in the form so confirmed. If such amendment is rejected by the holders of Voting Shares or the holders of Rights or is not submitted to the holders of Voting Shares or holders of Rights as required, as applicable, then such amendment will cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or if such a meeting of the holders of Rights is not called within 90 days, at the end of such 90- day period, and no subsequent resolution of the Board of Directors to amend this Agreement to substantially the same effect will be effective until confirmed by the holders of Voting Shares or holders of Rights, as the case may be.

(e)	Any approval of the holders of Voting Shares required under this Agreement will be deemed to have been given if the action requiring such approval is approved by (i) affirmative votes of the holders of Voting Shares present or represented in person or by proxy and entitled to vote at a meeting of those holders duly held in accordance with applicable laws and the by-laws of the Corporation and representing a majority of the votes cast in respect of that action or (ii) a written instrument signed by holders of over 50% of the outstanding Voting Shares that are held by Independent Shareholders.

(f)

Any approval of the holders of Rights required under this Agreement will be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect of that action. Solely for the purposes of this Agreement, each outstanding Right (other than Rights that are void pursuant to the provisions of this Agreement) will be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting of holders of Rights will be those, as nearly as may be, which are provided in the Corporation’s by-laws, the Corporations Act and any other applicable law, rule or regulation with respect to meetings of shareholders of the Corporation.

(g)	The Corporation will give notice in writing to the Rights Agent of any supplement, amendment, deletion, variation or rescission to this Agreement pursuant to this Section 5.5 within five Business Days after the date of any such supplement, amendment, deletion, variation or rescission, provided that failure to give such notice, or any defect in that notice, will not affect the validity of any such supplement, amendment, deletion, variation or rescission.

5.7	Fractional Rights and Fractional Common Shares

(a)	The Corporation will not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights and no amount will be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable.

(b)	The Corporation will not be required to issue fractions of Common Shares or other securities upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares or other securities. In lieu of issuing fractional Common Shares or other securities, the Corporation will, subject to the provisions of the constating documents of the Corporation, pay to the registered holders of Rights Certificates, at the time such Rights are exercised as in this Agreement provided, an amount in cash equal to the fraction of the Market Price of one Common Share or other security that the fraction of a Common Share or other security that would otherwise be issuable upon the exercise of such Right is of one whole Common Share or other security at the date of such exercise.

(c)	The Rights Agent shall have no obligation to make any payments in lieu of issuing fractions of Rights or Common Shares pursuant to Sections 5.6(a) or (b), respectively, unless and until the Corporation shall have provided to the Rights Agent the amount of cash to be paid in lieu of issuing such fractional Rights or Common Shares, as the case may be.

5.8	Rights of Action

Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective registered holders of the Rights. Any registered holder of any Rights, without the consent of the Rights Agent or of the registered holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce such holder’s right to exercise such holder’s Rights or Rights to which such holder is entitled, in the manner provided in such holder’s Rights and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

5.9	Notice of Proposed Actions

In case the Corporation proposes after the Separation Time and prior to the Expiration Time:

(a)	to waive the application of Section 3.1 to a particular Flip-In Event; or

(b)	to effect the liquidation, dissolution or winding up of the Corporation or the sale of all or substantially all of the Corporation’s assets,

then, in each such case, the Corporation will give to the Rights Agent and to each holder of a Right, in accordance with Section 5.9, a notice of such proposed action, which will specify the date on which such Flip-In Event, liquidation, dissolution, or winding up is to take place, and such notice will be so given at least 10 Business Days prior to the date of taking of such proposed action by the Corporation.

5.10	Notices

Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Corporation will be sufficiently given or made if delivered or sent by first class mail or by courier, postage prepaid, or sent by facsimile or by other similar means of recorded electronic communication, charges prepaid and confirmed in writing, addressed (until another address is filed in writing with the Rights Agent) as follows:

Cott Corporation

Corporate Center III

Suite 400, 4221 W. Boy Scout Blvd.

Tampa, FL 33607

Attention:         General Counsel

Facsimile:         813-881-1926

Any notices or demands authorized or required by this Agreement to be given or made by the Corporation or by the holder of any Rights to or on the Rights Agent will be sufficiently given or made if delivered or sent by registered or certified mail, postage prepaid, or sent by facsimile or by other similar means of recorded electronic communication, charges prepaid and confirmed in writing, addressed (until another address is filed in writing with the Corporation) as follows:

Computershare Investor Services Inc.

1500 Robert-Bourassa Blvd

Suite 700

Montreal, Quebec H3A 3S8

Attention:        General Manager, Client Services

Facsimile:         (514) 982-7580

Notices or demands authorized or required by this Agreement to be given or made by the Corporation or the Rights Agent to or on the holder of any Rights will be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the Corporation for its Common Shares. Any notice which is mailed or sent in the manner in this Agreement provided will be deemed given, whether or not the holder receives the notice.

Any notice given or made in accordance with this Section 5.9 will be deemed to have been given and to have been received on the day of delivery, if so delivered, on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following the mailing of the notice, if so mailed, and on the day of telegraphing, telecopying or sending of the same by other means of recorded electronic communication (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of the Corporation and the Rights Agent may from time to time change its address for notice to the other given in the manner aforesaid.

5.11	Declaration as to Holders

If, in the opinion of the Board of Directors (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance by the Corporation with the securities laws or comparable legislation of a jurisdiction outside of Canada or the United States, the Board of Directors, acting in good faith, will take such actions as they may deem appropriate to ensure that such compliance is not required, including establishing procedures for the issuance to an appropriate Canadian resident acting as a resident agent (a “Resident Agent”) of Rights or securities issuable on exercise of Rights, the holding of the Rights or securities in trust for the Person entitled thereto (but reserving such rights unto the Resident Agent or to the Resident Agent and the Corporation, as the Corporation may determine in its absolute discretion with respect thereto) and the sale of the Rights and/or other securities and remittance of the proceeds of such sale, if any, to the Persons entitled thereto. In no event will the Corporation or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to Persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States, in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.

5.12	Costs of Enforcement

The Corporation agrees that if the Corporation fails to fulfil any of its obligations pursuant to this Agreement, then the Corporation will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder to enforce his rights pursuant thereto in any action, suit or proceeding in which a court of competent jurisdiction in a final non- appealable judgment has rendered judgment in favour of the holder.

5.13	Successors

All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent will bind and enure to the benefit of their respective successors and assigns under this Agreement.

5.14	Benefits of this Agreement

Nothing in this Agreement will be construed to give to any Person other than the Corporation, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement will be for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of the Rights.

5.15	Governing Law

This Agreement and each Right issued under this Agreement will be deemed to be a contract made under the laws of the Province of Ontario and for all purposes will be governed by and construed in accordance with the laws of such province applicable to contracts to be made and performed entirely within such Province.

5.16	Language

Les parties aux présentes ont exigé que la présente convention ainsi que tous les documents et avis qui s’y rattachent et/ou qui en découleront soient rédigés en langue anglaise. The parties hereto have required that this Agreement and all documents and notices related thereto and/or resulting therefrom be drawn up in the English language.

5.17	Severability

If any section, clause, term or provision of this Agreement or the application of that section, clause or provision to any circumstance or any right under this Agreement will, in any jurisdiction and to any extent, be invalid or unenforceable such section, clause, term or provision or such right will be ineffective only as to such jurisdiction and to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable or ineffective the remaining sections, clauses, terms and provisions of this Agreement or rights under this Agreement in such jurisdiction or the application of such section, clause, term or provision or rights under this Agreement in any other jurisdiction or to circumstances other than those as to which it is specifically held invalid or unenforceable.

5.18	Effective Date

This Agreement is effective and in full force and effect in accordance with its terms from and after May 1, 2018.

5.19	Reconfirmation

This Agreement must be reconfirmed by a resolution passed by a majority of greater than 50% of the votes cast by all holders of Common Shares who vote in respect of such reconfirmation at every third annual meeting following the meeting at which this Agreement is confirmed. If the Agreement is not so reconfirmed or is not presented for reconfirmation at such annual meeting, the Agreement and all outstanding Rights shall terminate and be void and of no further force and effect on and from the termination of such annual meeting; provided that termination shall not occur if a Flip-in Event has occurred (other than a Flip-in Event which has been waived pursuant to Section 5.1) prior to the date upon which this Agreement would otherwise terminate pursuant to this Section 5.18.

5.20	Determination and Actions by the Board of Directors

All actions, calculations, interpretations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board of Directors, acting in good faith for the purposes of this Agreement, (a) may be relied on by the Rights Agent, and (b) will not subject the directors of the Corporation to any liability to the holders of the Rights or to any other parties.

5.21	Time of the Essence

Time is of the essence in this Agreement.

5.22	Execution In Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COTT CORPORATION

Per:	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary

COMPUTERSHARE INVESTOR SERVICES INC.

Per:	/s/ Mark Thompson
	Name:	Mark Thompson
	Title:	Relationship Manager - Professional

Per	/s/ Pina Pacifico
	Name:	Pina Pacifico
	Title:	Relationship Manager - Professional

EXHIBIT A

COTT CORPORATION

SHAREHOLDER RIGHTS PLAN AGREEMENT

[Form of Rights Certificate]

Certificate No.	Rights

THE RIGHTS ARE SUBJECT TO TERMINATION ON THE TERMS SET FORTH IN THE SHAREHOLDER RIGHTS PLAN AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SECTION 3.1(b) OF THE SHAREHOLDER RIGHTS PLAN AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES OR TRANSFEREES OF AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES MAY BECOME VOID.

Rights Certificate

This certifies that                     , or registered assigns, is the registered holder of the number of Rights set out above, each of which entitles the registered holder, subject to the terms, provisions and conditions of the Shareholder Rights Plan Agreement dated as of May 1, 2018 as the same may be amended or supplemented from time to time (the “Rights Agreement”) between Cott Corporation (the “Corporation”), a corporation existing under the laws of Canada, and Computershare Investors Services Inc., a corporation existing under the laws of Canada (the “Rights Agent”) (which term will include any successor Rights Agent under the Rights Agreement), to purchase from the Corporation at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the Expiration Time (as such term is defined in the Rights Agreement), one fully paid common share of the Corporation (a “Common Share”) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise (in the form provided hereinafter) duly executed and submitted to the Rights Agent, together with payment of the Exercise Price by certified cheque, bank draft or money order payable to the Corporation, at the Rights Agent’s principal office in the City of Toronto. The Exercise Price shall be an amount expressed in U.S. dollars equal to three times the Market Price (as such term is defined in the Shareholder Rights Agreement) per Common Share at the Separation Time, subject to adjustment in certain events as provided in the Shareholder Rights Agreement.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement which terms, provisions and conditions are by this Rights Certificate incorporated in this Rights Certificate by reference and made a part of this Rights Certificate and to which Rights Agreement reference is by this Rights Certificate made for a full description of the rights, limitations of rights, obligations, duties and immunities under that agreement of the Rights Agent, the Corporation and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the Registered office of the Corporation.

This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights

Certificates surrendered. If this Rights Certificate will be exercised in part, the registered holder will be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Rights Certificate may be redeemed by the Corporation at a redemption price of $0.00001 per Right, subject to adjustment in certain events, under certain circumstances at its option.

No fractional Common Share will be issued upon the exercise of any Rights evidenced by this Rights Certificate but in lieu of the fractional Common Share a cash payment may be made, as provided in the Rights Agreement.

No holder of this Rights Certificate, as such, will be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other securities which may at any time be issuable upon the exercise of this Rights Certificate, nor will anything contained in the Rights Agreement or in this Rights Certificate be construed to confer upon the holder of this Rights Certificate, as such, any of the Rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting of shareholders, or to give or withhold consent to any action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement) or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate will have been exercised as provided in the Rights Agreement.

This Rights Certificate will not be valid or obligatory for any purpose until it has been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officer of the Corporation and its corporate seal.

Date:

COTT CORPORATION

Per:
Name:
Title:

A-2

Countersigned:

COMPUTERSHARE INVESTOR SERVICES INC.

Per:
Name:
Title:

A-3

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Rights Certificates.)

FOR VALUE RECEIVED the undersigned by this Agreement sells, assigns and transfers unto

(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest in the Rights Certificate.

Dated:

Signature Guaranteed:

Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be Signature Guaranteed by a major Canadian Schedule 1 Bank, or a member of a recognized Medallion Guarantee Program.

(To be completed if true)

The undersigned by this Agreement represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person or by any Person acting jointly or in concert with any of the foregoing (as defined in the Rights Agreement).

Dated:
Signature

[To be attached to each Rights Certificate]

FORM OF ELECTION TO EXERCISE

TO:                    COTT CORPORATION

AND TO:          COMPUTERSHARE INVESTOR SERVICES INC.

The undersigned by this Agreement irrevocably elects to exercise                      whole Rights represented by the attached Rights Certificate to purchase the Common Shares or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of:

(Name)

(Address)

(Social Insurance, Social Security or Other Taxpayer Identification Number)

If such number of Rights are not all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights will be registered in the name of and delivered to:

(Name)

(Address)

(Social Insurance, Social Security or Other Taxpayer Identification Number)

Dated:

Signature Guaranteed:

Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be Signature Guaranteed by a major Canadian Schedule 1 Bank, or a member of a recognized Medallion Guarantee Program.

(To be completed if true)

The undersigned by this Agreement represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person or by any Person acting jointly or in concert with any of the foregoing (as defined in the Rights Agreement).

Dated:
Signature

NOTICE

In the event the certification set out above in the Forms of Assignment and Election to Exercise is not completed, the Corporation may deem the Beneficial Owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a Person acting jointly or in concert with any of the foregoing (as defined in the Rights Agreement). No Rights Certificates will be issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person.